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Exhibit 10.3

INDEMNITY AND NONCOMPETITION AGREEMENT

    THIS INDEMNITY AND NONCOMPETITION AGREEMENT is entered into as of the 19th day of November, 1999, by UNION BANK OF CALIFORNIA, N.A., a national banking association ("UBOC") and ELECTRONIC PROCESSING, INC., a Missouri corporation ("EPI").

WITNESSETH:

    WHEREAS, DCI Chapter 7 Solutions, Inc. ("DCI") is a wholly-owned subsidiary of UBOC;

    WHEREAS, EPI and DCI entered into that certain Asset Purchase Agreement, dated November 19, 1999 (the "DCI Agreement"), pursuant to which EPI agreed to purchase from DCI certain tangible and intangible assets used by DCI in conducting its Chapter 7 bankruptcy case management software business;

    WHEREAS, pursuant to Section 13.4 of the DCI Agreement, DCI has agreed to indemnify EPI against: (i) the inaccuracy of or omission of a material fact in any statement, representation or warranty of DCI made in the DCI Agreement, including untrue statements of material facts or omissions to state material facts necessary to make the statements not misleading; (ii) any liabilities of DCI (other than the assumed liabilities set forth in Section 2.1 of the DCI Agreement) arising from the conduct of any business of DCI prior to Closing (as defined in the DCI Agreement) being asserted against EPI; and (iii) any claims of DCI's creditors under the Bulk Sales Act of the Uniform Commercial Code of the State of Tennessee;

    WHEREAS, as a condition to the consummation of the transactions under the DCI Agreement, EPI has required that UBOC deliver this Agreement to EPI agreeing to provide EPI with an additional indemnity against certain liabilities of DCI as set forth herein, and to provide EPI with certain noncompetition and nonsolicitation covenants as set forth herein, and UBOC has agreed to provide such indemnification and covenants;

    NOW THEREFORE, the parties hereby agree as follows:

    1.  Capitalized Terms.  Unless otherwise specifically noted herein, capitalized terms used herein shall have the same meaning as set forth in the DCI Agreement between EPI and DCI and the Deposit Purchase Agreement between UBOC and Bank of America, N.A. (the "Deposit Purchase Agreement").

    2.  Indemnity.  In consideration of EPI purchasing the tangible and intangible assets of DCI under the DCI Agreement, UBOC hereby covenants and agrees with EPI to protect, defend and hold EPI harmless from and against all loss, liabilities, costs, damages and expenses of every kind and nature, including reasonable attorneys' fees, which exceed the sum of Twenty Five Thousand Dollars ($25,000) in the aggregate, which EPI expends or incurs under or by reason, or in consequence of:

    (a) the inaccuracy of or omission of a material fact in any statement, representation or warranty of DCI made in the DCI Agreement, including untrue statements of material facts or omissions to state material facts necessary to make the statements not misleading;

    (b) any claim being asserted against EPI relating to or arising from any action taken by DCI or its former or current shareholders, directors, officers, employees, agents, consultants, contractors or representatives prior to the Closing under the DCI Agreement, other than any claim which relates to liabilities assumed by EPI pursuant to Section 2 of the DCI Agreement;

    (c) any claim being asserted against EPI relating to a liability of DCI which was incurred or arose prior to the Closing under the DCI Agreement, other than any claim which relates to liabilities assumed by EPI pursuant to Section 2 of the DCI Agreement;

    (d) any claims of DCI's creditors under the Bulk Sales Act of the Uniform Commercial Code of the State of Tennessee.

The parties agree that the foregoing indemnification shall only apply to those losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by EPI which arise from claims made within one (1) year after the date of Closing, and in no event shall UBOC's liability hereunder exceed the sum of One Million Dollars ($1,000,000).

    3.  Covenants of UBOC.

    (a)  Disclosure of Information.  UBOC recognizes and acknowledges that it is possessed of certain valuable and confidential information relating to the operations and assets of DCI. Further, UBOC recognizes and acknowledges that such information is valuable, special and essential to the successful and effective conduct of the Business (as defined in the DCI Agreement) by EPI after Closing. Therefore, UBOC shall not, itself, or through any agent or representative, disclose or otherwise communicate any of the foregoing confidential information to any person, firm, corporation or other entity, for any reason or purpose whatsoever. Notwithstanding the foregoing, the covenant set forth in the preceding sentence does not apply to the extent that (a) such information is or becomes generally available to the public other than by breach of this Agreement by UBOC, or (b) disclosure is necessary in connection with compliance with applicable law or regulation or legal process. In the event that UBOC is required by applicable law or regulation or legal process to disclose any confidential information, UBOC agrees that it will provide EPI with prompt notice of such request or requirement in order to enable it to seek an appropriate protective order or other remedy, and to consult with EPI with respect to its taking steps to resist or narrow the scope of such request or legal process. In any such event, UBOC will use reasonable efforts to ensure that all confidential information will be accorded confidential treatment.

    (b)  Noncompetition.  UBOC covenants and agrees that for a period of five (5) years following Closing, it will not, directly or indirectly, through any person, corporation, firm or other entity, within the United States of America: (i) engage in any business that competes with the Business (as defined in the DCI Agreement); or (ii) advise, consult with, or provide services to any person, corporation, firm or entity with respect to any business that competes with the Business (as defined in the DCI Agreement), irrespective of whether or not UBOC receives any compensation for such advice or consultation. The provisions of this Section 2(b) shall not apply to activities taking place outside of the United States of America, subject, however to the provisions of 2(c) below.

    (c)  Nonsolicitation.  UBOC covenants and agrees that for a period of five (5) years following the Closing, it will not, directly or indirectly, itself, or through any other person, corporation, firm or entity, within the United States of America, except as otherwise set forth in the Deposit Purchase Agreement, do any of the following acts:

       (i) Solicit, serve or cater to any of EPI's customers, clients or employees in connection with the Business (as defined in the DCI Agreement);

      (ii) Divert, or attempt to divert, any of the business or patronage of any of the entities referred to in subsection (i) above;

      (iii) Call upon, influence or attempt to influence any of the entities referred to in subsection (i) above to transfer their business from EPI to any other person, firm, corporation or entity engaged in a similar business; or

      (iv) Hire or attempt to hire any current or former employee of the Business (provided, however, that this prohibition shall not apply with respect to Hope Becklund, who may be employed by UBOC after Closing).

    (d)  Entitlement to Injunction.  In the event of the breach or threatened breach of the provisions of subsections 2(a), (b) or (c) above, EPI shall be entitled to an injunction restraining UBOC from such breach or threatened breach. Nothing contained herein shall be construed to prohibit EPI from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from UBOC.

    (e)  Enforceability and Severability.  It is mutually understood and agreed by and between the parties that the covenants contained in subsections 2(a), (b) or (c) are fair and reasonable, and are reasonably required for the protection of EPI. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The parties further agree that the covenants are separable, severable and divisible in all respects, and the unenforceability of any specific covenant or undertaking shall not affect the validity of any other such covenants or undertakings.

    4.  Benefit.  This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

    5.  Entire Agreement.  This Agreement is the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended in writing, signed by both parties.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

"EPI"	"UBOC"
ELECTRONIC PROCESSING, INC.	UNION BANK OF CALIFORNIA, N.A.
By: /s/ Christopher E. Olofson	Name: /s/ Jerry DeLange
Christopher E. Olofson,	Title: Executive Vice President
President and Chief Operating Officer

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INDEMNITY AND NONCOMPETITION AGREEMENT